Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 14, 2008 contains an explanatory paragraph that states that, as discussed in note 3 to the consolidated financial statements, on October 1, 2006, CAI International, Inc. repurchased 50% of its outstanding common stock. The repurchase of stock has been accounted for as a step acquisition and the change in basis has been pushed down to CAI International, Inc.’s consolidated financial statements. As a result of the repurchase of shares, the consolidated financial information for periods after the repurchase is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.

Our report also refers to a change in accounting policy. As discussed in Note 2 (n) to the consolidated financial statements, the Company changed the manner in which it accounts for maintenance expense.

/s/ KPMG LLP

San Francisco, CA

August 4, 2008